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                                                                   EXHIBIT 10.19

                                    AGREEMENT
                                    ---------

                  THIS AGREEMENT is made and effective as of this 2nd day of May 1997, by and between COLLABORATIVE CLINICAL RESEARCH, INC., an Ohio corporation (the "Company"), and PHILIP A. STARK (the "Employee").

                                   WITNESSETH:
                                   -----------

                  WHEREAS, the Employee wishes to become employed by the Company; and

                  WHEREAS, the Company desires to employ Employee consistent with the terms of this Agreement, and to ensure, to the extent possible, that certain knowledge gained by the Employee in association with his employment with the Company is not used to the detriment of the Company; and

                  WHEREAS, the Employee and the Company desire to enter into an agreement expressly indicating the terms and conditions of their relationship;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Employee agree as follows:

                  1. DUTIES. The Company shall employ Employee in the position of Vice President Corporate Development. Employee shall report to the Chief Executive Officer or Chief Operating Officer, if any, and shall be generally responsible for developing and implementing a process for negotiating and closing merger and acquisition transactions, working to negotiate and close such transactions, and such other services as the Chief Executive Officer or Chief Operating Officer, if any, may designate. Employee's specific job duties shall include, but not be limited to, the duties detailed in the Company Job Description attached to this Agreement as Exhibit A. The Company may change Employee's position and duties from time to time in its absolute discretion, provided that Employee shall at all times be a management executive of the Company. During the course of his employment, Employee will devote his full time and efforts toward the success of the Company, and devote his skill and experience to serving the interests of the Company.

                  2. COMPENSATION AND BENEFITS.

                           (a) BASE SALARY. During the first year of the Term
of this Agreement, as defined in Section 5 of this Agreement, the Company will pay Employee for his performance of the duties specified herein at an initial base salary of One Hundred Sixteen Thousand Dollars ($116,000.00) per year to be paid in equal installments in accordance with the Company's customary payroll practices, minus appropriate withholdings and deductions. For each year thereafter, Employee's Base Salary will be One Hundred Thirty Two Thousand Dollars ($132,000) (the "Base Salary"). Both parties agree that the above reference to an "annual base salary" does not in any way guarantee and/or add to the express length of employment of Employee.


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                  (b) STOCK OPTION PLAN.

                      (i) Pursuant to the Company's Amended and Restated 1996 Key Employees and Consultants Stock Option Plan (the "Plan"), upon the commencement of Employee's employment with the Company, Employee shall receive options (the "Stock Options") to purchase an aggregate of 40,000 Common Shares, without par value, of the Company at a per share exercise price equal to the closing price of the Company's Common Shares as reflected on the Nasdaq National Market on the date of grant. All such stock options shall be incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

                      (ii) Except as stated in Sections 2(b)(ii)a and 2(b)(ii)b below, the Stock Options will vest in 25% increments annually beginning on the first anniversary of the date of grant:

                           a. In the event of a "change of control," as that
term is defined in Section 7(d) of the Plan, all previously unvested Stock Options outstanding will become immediately vested and exercisable; and

                           b. Except as provided in Sections 4.5 and 4.8 of this
Agreement, and as set forth in the Stock Option Agreement referenced in Section 2(b)(iii) of this Agreement, in the event and upon the date that Employee ceases to be an employee of the Company or its subsidiaries, all unvested Stock Options outstanding will terminate, and Employee will have no rights to exercise all or any portion of any unvested Stock Options.

                      (iii) All other terms of the Stock Options granted hereby shall be set forth in the Stock Option Agreement to be executed by the parties, a form of which is attached hereto as Exhibit B.

                  (c) BONUS. In addition to the salary specified in Section 2(a) for the first year of the Term of this Agreement, on the first anniversary of this Agreement, Employee shall be paid in cash a bonus of Sixteen Thousand Dollars ($16,000.00). For each year thereafter, the Company may pay Employee additional compensation in the form of a discretionary bonus. The bonus structure is open-ended and the bonus amount in any given year is determined from time to time by the Compensation Committee of the Company's Board of Directors. The bonus may be payable in cash, equity securities of the Company, stock options (or other similar awards), or in any combination thereof, as the Compensation Committee may from time to time determine.

                  (d) BENEFITS. During the Term of this Agreement, the Company shall provide Employee with such benefits as are provided for its other management executives and/or employees, subject to all eligibility requirements, including health insurance under the Company's regular group policy and participation in any pension and profit-sharing plans which may be established. The Company shall have the right periodically to review such benefits and make such adjustments or modifications as may be necessary at any time during Employee's employment with the Company.



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                  (e) EXPENSES. During the Term of this Agreement, Employee
shall be reimbursed for expenses reasonably incurred in connection with the business of the Company, subject to approval of the Chief Executive Officer or Chief Operating Officer, if any.

                  (f) COMPENSATION REVIEW. The Compensation Committee of the Company's Board of Directors shall annually review Employee's compensation hereunder, and may change Employee's Base Salary in its absolute discretion, provided that Employee's Base Salary shall not be decreased other than in connection with a decrease in the base salaries of the management executives of the Company generally.

         3. VACATIONS. Employee shall earn and be entitled to paid vacation during each fiscal year of the Company and such additional time as the Chief Executive Officer or Chief Operating Officer, if any, approves. The amount of paid vacation will be as outlined in the Company's Employee Handbook. Vacations shall be scheduled, and Employee shall make his request for vacation periods, reasonably in advance. Vacation time accrued in any fiscal year but not taken in that year shall carry over as provided in the Company's Employee Handbook.

         4. TERMINATION.

                  4.1 DEATH. If Employee dies while employed by the Company, his employment shall terminate immediately and (a) his Base Salary shall continue through the last day of the month following death, (b) he shall be entitled to a bonus, if any is determined to be paid under Section 2(c) for such year, pro rated to the last day of the month following death based upon the actual bonus which would have been earned for the entire year, and (c) he shall be entitled to any accrued and unpaid expense reimbursement as of the date of death. Any payments to be made hereunder by the Company after Employee's death shall be payable to Employee's estate or heirs as Employee may designate.

                  4.2 DISABILITY. Employee shall be considered absent from employment because of disability if, as a result of disease, mental or emotional illness or physical injury, (i) he becomes unable or (ii) he is deemed by the Chief Executive Officer, or Chief Operating Officer, if any, with the approval of the Chief Executive Officer, in his judgment reasonably and in good faith exercised, to have become unable, during the Term of this Agreement, to perform the essential functions of his position hereunder for a period of one hundred twenty (120) days or more, in the aggregate, during any twelve (12) month period. Notwithstanding the foregoing, however, the Employee shall not be terminated under this subsection based on any period of time during which he has taken advantage of the provisions of the Family and Medical Leave Act. In the event of such termination, Employee shall be entitled to (a) his Base Salary through the date of such termination, (b) a bonus, if any is determined to be paid under Section 2(c) for such year, pro rated to the date of such termination, based upon the actual bonus which would have been earned for the entire year, and (c) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.3 TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder at any time during the Term of this Agreement in the event Employee is convicted of a felony or if the Chief Executive Officer, or Chief Operating Officer, if any, with the approval of the Chief Executive Officer, determines, in his judgment reasonably and in good faith exercised, that Employee was engaged in: (i) fraud; (ii) breach of the material provisions of this Agreement; or (iii) a willful failure to perform his duties as required under this



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Agreement; provided, however, that in the case of (ii) or (iii) above, the
Company shall first give written notice to Employee of such breach or failure to perform and thereafter Employee shall have a period of not less than thirty (30) days to cure such breach or to perform. In the event of such termination, Employee shall be entitled to (a) his Base Salary through the date of such termination and (b) any accrued and unpaid expense reimbursement as of the date of termination. Any termination under this Section 4.3 shall not affect any vested vacation, pension or profit sharing benefits or any conversion privileges which Employee might have under any benefit programs in which he is a participant.

                  4.4 TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate his employment hereunder for "Good Reason" as hereinafter defined, by giving written notice to such effect to the Company. For these purposes, Employee shall be deemed to have "Good Reason" for terminating his employment if at any time, (a) the Company commits a breach of any material provision of this Agreement or (b) except in connection with the termination by the Company of Employee's employment in strict compliance with the terms of this Agreement, the Company shall have (i) failed to employ Employee as a management executive of the Company, or (ii) failed to vest Employee with the powers and authority customarily associated with management executives of the Company. In the event of any termination under this Section 4.4, Employee shall be entitled to receive
(a) his Base Salary through the date of such termination and for a period of one
(1) year following the date of such termination, and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.5 SALE OF THE COMPANY. If (i) a majority of the outstanding shares of capital stock of the Company entitled to vote are sold and/or transferred in a single transaction or a series of related transactions (other than a merger in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger), (ii) all or substantially all of the assets of the Company are sold and/or transferred in a single transaction or a series of related transactions, or
(iii) a merger or consolidation having either of the effects described in clauses (i) or (ii) above is effected, and regardless of whether Employee's employment is or is not continued by the purchaser or successor, Employee shall be entitled to receive (a) on or about the date of closing of such transaction, a payment equal to three times his then-current annual Base Salary, provided that the annual Base Salary for such calculation shall not be lower than $132,000, and (b) all previously unvested stock options held by Employee shall be fully and immediately vested prior to such closing, such that Employee shall have the opportunity to participate ratably as a stockholder in any such transaction.

                  The salary multiplier set forth in this Section 4.5 shall be reduced to reflect stock options granted to Employee in the ordinary course of the Company's business prior to the date of the sale of the Company, such that after a total of 55,000 stock options have been granted to Employee (i.e., an additional 15,000 stock options), the salary multiplier shall be reduced to two times, and after a total of 70,000 stock options have been granted to Employee (i.e., an additional 30,000 stock options), the salary multiplier shall be reduced to one times his then-current annual Base Salary.

                  The parties acknowledge and agree that in the event of a sale of the Company as described in this Section 4.5, Employee shall be entitled only to those payments set forth in this



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Section 4.5 of this Agreement, and shall not be entitled to any of the payments described in any other provision of this Section 4 of this Agreement.

                  4.6 VOLUNTARY TERMINATION WITHOUT GOOD REASON. Employee may terminate his employment with the Company for other than Good Reason at any time after the first anniversary of this Agreement upon at least ninety (90) days advance written notice to such effect to the Company. In the event of such termination, Employee shall be entitled to receive his Base Salary through the date of termination, although the Company may terminate Employee's services at any time after Employee provides the advance written notice required by this
Section 4.6, in which case Employee shall be entitled to receive his Base Salary through the end of the notice period.

                  4.7 TERMINATION BY COMPANY FOR SUFFICIENT REASON. The Company may terminate Employee's employment hereunder at any time during the Term of this Agreement for Sufficient Reason. "Sufficient Reason" shall mean the good faith determination by the Chief Executive Officer, or Chief Operating Officer, if any, with the approval of the Chief Executive Officer, that Employee shall have failed (i) to adequately perform his duties as an officer of the Company, following sixty (60) days' notice from the Chief Executive Officer, or Chief Operating Officer, if any, with the approval of the Chief Executive Officer, of dissatisfaction with Employee's performance (ii) to exercise and employ a level of judgment and skill in the management of the Company and the supervision of its employees commensurate with his position and comparable to the judgment and skill employed by executives of companies of similar size and development, following sixty (60) days' notice from the Chief Executive Officer, or Chief Operating Officer, if any, with the approval of the Chief Executive Officer, of dissatisfaction with Employee's performance or (iii) to achieve the business objectives for Employee or the Company mutually established from time to time by the Chief Executive Officer or Chief Operating Officer, if any, with the approval of the Chief Executive Officer, and Employee (with such business objectives initially being provided in the Company Job Description attached hereto as Exhibit A). In the event of any termination under this Section 4.7, Employee shall be entitled to receive (a) his Base Salary through the date of such termination, and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.8 TERMINATION WITHOUT CAUSE OR SUFFICIENT REASON. The Company may, at any time during the Term of this Agreement, terminate Employee's employment hereunder, upon not less than thirty (30) days' notice, without cause or Sufficient Reason. In the event of any termination under this Section 4.8, Employee shall be entitled to receive (a) his Base Salary through the date of such termination and for a period of two (2) years following the date of such termination, (b) full and immediate vesting of all previously unvested stock options, and (c) any accrued and unpaid expense reimbursement as of the date of termination.

                  4.9 EFFECT OF TERMINATION. Except for (i) the rights of the Company to enforce the covenants of Employee under Section 8 below, which covenants shall survive the termination of employment in accordance with the terms thereof, and (ii) the obligations of the Company under this Section 4, under the Plan (and any Stock Option Agreement entered into by the Company and Employee pursuant thereto), and under other benefit plans, policies and programs with respect to which Employee is a participant, the Company will have no further rights or obligations under this Agreement from and after the termination date of Employee's employment. Except for (a) Employee's rights under this Section 4 and Employee's rights to receive all other benefits in accordance with the terms of the plans, policies and programs



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providing such benefits, and (b) the covenants of Employee under Section 8 hereof, which covenants shall survive the termination of employment in accordance with the terms thereof, Employee will have no further rights or obligations under this Agreement from and after the termination date of Employee's employment.

                  4.10 BINDING ARBITRATION. In the event, upon termination of Employee's employment, a disagreement exists between Employee and the Company as to which section of this Section 4 governs such termination (i.e., if the party terminating Employee's employment (the "Terminating Party") claims that "Cause", "Good Reason" or "Sufficient Reason" or "Disability" exists and the other party (the "Disputing Party") disputes such claim), the issue of which section should govern such termination shall be submitted by the parties to binding arbitration in accordance with the provisions of this Section 4.10. Within thirty (30) days after termination of Employee's employment, the Disputing Party may challenge the claimed basis for termination by giving written notice (the "Dispute Notice") of such challenge to the Terminating Party. Within fourteen (14) days after delivery of such Dispute Notice, the parties shall appoint an independent arbitrator experienced in employment matters who shall determine which provision of this Section 4 applies to the termination. In the event the parties cannot agree on an arbitrator within fourteen (14) days after delivery of the Dispute Notice, then each party shall appoint one arbitrator, and the two arbitrators shall appoint a third arbitrator. In either case, the determination of the arbitrator or the majority of the arbitrators, as the case may be, shall be final and binding upon both Employee and the Company. The authority of the arbitrators hereunder shall be limited to determining which provision of this
Section 4 governs, and the arbitrators shall not have authority to reinstate Employee, to alter the amount of the payment due to Employee under the applicable provision of this Section 4, or to award Employee or the Company any other amounts by way of damages or otherwise. Any arbitration hereunder shall be conducted in Cleveland, Ohio in accordance with the Rules of the American Arbitration Association. In the event the Disputing Party fails to give the Dispute Notice within the thirty (30) day period provided above, all rights of the Disputing Party to challenge the claimed bases for termination shall expire.

                  5. TERM OF THIS AGREEMENT. Except as otherwise provided herein, this Agreement shall commence on the date hereof, and shall continue for a period of four (4) years. This Agreement shall automatically renew for successive additional one (1) year terms unless either party gives notice of non-renewal at least one hundred twenty (120) days prior to the commencement of such renewal term.

                  6. NONDISCLOSURE. Employee agrees and understands that he will be exposed to and given information regarding the confidential and proprietary trade secrets and processes of the Company. Therefore, Employee covenants and agrees that he shall, at all times, hold in strictest confidence, and will not directly or indirectly reveal or otherwise make available to any other person, except in the ordinary course of performing his duties as an employee of the Company, any and all confidential information, data, know-how, knowledge, or trade secrets regarding products, services, technology, business, suppliers, customers or methods of operation of the Company and its customers without the express written consent of the Company. Such confidential information includes, without limitation, financial information, sales and distribution information, price lists, the identity and lists of actual and potential customers and technical information. Employee further agrees that all documents, records, notebooks, notes, computer software systems or programs, memoranda, blueprints, drawings, schematics and other materials made or compiled by Employee at any time or made available to him during his




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employment with the Company concerning the present or prospective activities of the Company (including copies thereof), whether or not intermingled with other information, shall be and remain the property of the Company and shall be delivered to the Chief Executive Officer or Chief Operating Officer, if any, upon termination of his employment with the Company and upon request by the Company at any other time.

                  7. NONINTERFERENCE. Employee covenants and agrees that he shall not, at any time, without the prior written consent of the Company, directly or indirectly induce or attempt to induce any employee, agent, or other representative or associate of the Company to terminate its relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company, and any of its suppliers, customers or clients.

                  8. NONCOMPETITION. Employee covenants and agrees that during the entire period he is employed by the Company, and for a period of two (2) years following his cessation of employment with the Company, Employee shall not, without the prior written consent of the Company, accept employment with or directly or indirectly operate or perform any services for, invest in (other than stock in a publicly-held Company which is traded on a recognized securities exchange or over-the-counter, provided that the ownership of such equity interest does not give Employee greater than one percent (1%) of the equity or voting power of such Company), or otherwise become associated with in any capacity, any company, partnership, organization, proprietorship, Contract Research Organization, or other entity engaged in (a) the performance of contract clinical research, or (b) the maintenance, administration, development, and/or start-up of a clinical research network, or (c) any other business which competes with the then-current or future business of the Company, within those geographical areas in which the Company then conducts its business.

                  Notwithstanding the foregoing provisions of this Section 8 to the contrary, Employee shall not be prohibited from performing services as an investment banker or an investor relations consultant, without regard to the clientele served by Employee in such capacity. Employee acknowledges that the restrictions on his activities under Sections 6 and 7 of this Agreement shall remain in force in the event he performs services as an investment banker or investor relations consultant as permitted herein.

                  9. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants to the Company that he has the capacity to enter into this Agreement that he is not a party to any agreement, arrangement or other understanding with any person or entity which might affect, restrain or conflict with the provisions of this Agreement.

                  10. REMEDY FOR CERTAIN BREACHES. Employee acknowledges that the restrictions on his activities under Sections 6, 7, and 8 hereof are required for the reasonable protection of the Company. Employee further acknowledges and agrees that a breach of such obligations and agreements will result in irreparable and continuing damage to the Company and its business for which there will be no adequate remedy at law and agrees that in the event of any breach of said obligations and agreements, the Company, and its successors and assigns, shall be entitled to temporary and permanent injunctive relief and to such other further relief, including damages, as is proper in the circumstance.


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                  11. REFORMATION OF AGREEMENT; SEVERABILITY. In the event that any of Sections 6, 7, and 8 shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court may exercise its discretion in reforming such provisions to the end that Employee shall be subject to nondisclosure, noninterference, and noncompetition covenants that are reasonable under the circumstances and enforceable by the Company. In the event that any other provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

                  12. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Employee shall not assign this Agreement without the prior written consent of the Company.

                  13. NOTICE. Any notice required to be given under the terms of this Agreement shall be in writing, and mailed to the recipient's last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

                  14. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreement on such subject matter. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of either party at any time, or from time to time, to require performance of any of the other party's obligations under this Agreement shall in no manner affect such first party's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by either party of any right arising out of any breach hereof by the other party shall not be construed as a waiver of any right arising out of any subsequent breach.

                  15. COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.

                  16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                              COLLABORATIVE CLINICAL RESEARCH, INC.
                              "The Company"

                              By:      /s/ Jeffrey A. Green
                                 -----------------------------------------

                              Title: President and Chief Executive Officer
                              --------------------------------------------

                                       /S/ Philip A. Stark
                              --------------------------------------------
                                       Philip A. Stark
                                      "Employee"


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